Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Quarterly Financial and Operating Results; Increases Quarterly Cash Distribution 14.3% to $0.50 Per Unit;  Announces $100 Million Midstream Investment; and Confirms Guidance

TULSA, OKLAHOMA, July 31, 2017 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results in line with its expectations for the quarter ended June 30, 2017 (the "2017 Quarter").  Total revenues were $398.7 million in the 2017 Quarter compared to $439.2 million for the quarter ended June 30, 2016 (the "2016 Quarter"), as coal sales revenues declined due to the anticipated reduction in coal sales prices.  Lower coal sales prices were offset in part by increased sales volumes and reduced operating expenses and depreciation, depletion and amortization, which led to net income attributable to ARLP for the 2017 Quarter of $63.2 million, or $0.82 per basic and diluted limited partner unit, compared to $82.7 million, or $0.82 per basic and diluted limited partner unit, for the 2016 Quarter.  Results for the 2017 Quarter were also negatively impacted by a debt extinguishment loss of $8.1 million related to ARLP’s early repayment of its Series B Senior Notes in May 2017 following our high-yield bond issuance in April 2017.  Excluding the impact of this loss, Adjusted EBITDA decreased to $141.1 million in the 2017 Quarter compared to $164.2 million for the 2016 Quarter.  (For a definition of EBITDA, Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

As previously announced on July 28, 2017, the Board of Directors of ARLP’s managing general partner (the "Board") approved a cash distribution to unitholders for the 2017 Quarter of $0.50 per unit (an annualized rate of $2.00 per unit), payable on August 14, 2017 to all unitholders of record as of the close of trading on August 7, 2017.  The announced distribution represents a 14.3% increase over the cash distributions of $0.4375 per unit for the 2016 Quarter and for the quarter ended March 31, 2016 (the "Sequential Quarter").  Assuming distributions of $0.50 per unit for the balance of the year, ARLP’s estimated distribution coverage ratio for 2017 would be 1.78 times at the midpoint of current guidance.  (For a calculation of distribution coverage ratio, please see the end of this release.)

"ARLP made significant strides this quarter toward achieving its goal of enhancing long-term value for our unitholders," said Joseph W. Craft III, President and Chief Executive Officer.  "ARLP’s performance for the 2017 Quarter met our expectations and, with our outlook for the second half of the year intact, we continue to believe ARLP should deliver full-year results within our existing guidance ranges. On July 19, 2017, we made an additional oil and gas midstream investment.   This immediately accretive $100 million investment is consistent with ARLP’s previously stated

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objective of opportunistically deploying capital in the oil and gas sector to create sustainable growth in cash flow as a complement to our core coal business."

Mr. Craft added, "Our announcement last Friday also marks ARLP’s return to growing unitholder distributions.   Following April’s successful completion of an eight-year, $400.0 million bond offering and the four-year extension of our revolving credit facility and considering the above mentioned strong performance and positive outlook, our Board elected to meaningfully increase distributions to ARLP unitholders by 14.3% this quarter.  I am hopeful that the results which enabled us to make this meaningful distribution increase will continue so we will be able to make additional quarterly distribution increases in the future."

Mr. Craft concluded, "We completed the Exchange Transaction, also announced last Friday, taking the first step toward simplifying our partnership structure.  We believe this all-equity, tax-free Exchange Transaction should benefit ARLP in the future by lowering our cost of capital and creating flexibility for equity capital transactions by ARLP, whether in the form of additional common unit issuances if needed to pursue future growth opportunities or common unit repurchases, while maintaining our strong balance sheet and long-term distribution growth potential."

Midstream Investment

Earlier this month, ARLP purchased $100 million of Class A-1 Preferred Interests from Kodiak Gas Services, LLC ("Kodiak"), a privately-held gas compression company.  Kodiak’s experienced management team is focused on providing large-scale, high-utilization compression assets to a strong customer base operating in existing, highly-prolific geographic areas - including primarily the Delaware and Midland portions of the Permian Basin.  This structured investment provides ARLP with a quarterly cash or payment-in-kind return, is senior to all other Kodiak equity interests and subordinate only to Kodiak’s senior secured debt facility.

Consolidated Financial Results

Three Months Ended June 30, 2017 Compared to Three Months Ended June 30, 2016

For the 2017 Quarter, increased coal sales and production volumes from the Hamilton, Gibson South and River View mines drove coal sales volumes up 6.3% to 8.5 million tons and production volumes higher by 13.3% to 9.5 million tons, both as compared to the 2016 Quarter.  Despite increased sales volumes, coal sales revenues of $382.3 million for the 2017 Quarter decreased 9.5% compared to the 2016 Quarter as a result of lower coal sales price realizations, which declined 14.9% to $45.15 per ton sold.

Even though coal sales and production volumes increased for the 2017 Quarter, operating expenses of $238.7 million were 5.3% lower compared to the 2016 Quarter, reflecting the continuing benefits of our initiatives to shift production to ARLP’s lower-cost operations.  As a result of these reduced operating expenses and lower selling expenses, Segment Adjusted EBITDA Expense declined to $28.15 per ton sold in the 2017 Quarter, an improvement of 11.0% compared to the 2016 Quarter.

Depreciation, depletion and amortization decreased $14.7 million to $59.0 million in the 2017 Quarter, primarily due to the closure of the Pattiki mine in the fourth quarter of 2016 and reduced

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sales volumes at the Dotiki, Warrior and Tunnel Ridge mines.  General and administrative expenses fell $2.7 million in the 2017 Quarter, primarily due to lower incentive compensation expenses.

Increased earnings from our investments in oil and gas mineral interests led equity in earnings of affiliates higher by $3.0 million in the 2017 Quarter compared to the 2016 Quarter.

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Total revenues increased slightly to $859.8 million for the six months ended June 30, 2017 (the "2017 Period") compared to the six months ended June 30, 2016 (the "2016 Period") due primarily to increased other sales and operating revenues.  For the 2017 Period, strong performances at the Gibson South, River View, Hamilton and Tunnel Ridge mines drove total coal sales volumes up 17.2% to 18.1 million tons and production volumes higher by 14.2% to 19.7 million tons, both as compared to the 2016 Period.  Other sales and operating revenues for the 2017 Period increased approximately $5.7 million compared to the 2016 Period, primarily due to increased mining technology product sales by our Matrix Design subsidiary.  The expiration of higher-priced legacy contracts led coal sales prices lower by approximately 15.0% to $45.42 per ton sold for the 2017 Period, compared to $53.42 per ton sold for the 2016 Period.

Operating expenses decreased 2.7% to $501.5 million in the 2017 Period compared to the 2016 Period, as a result of the previously discussed benefits of ARLP’s efficiency initiatives.  The lower-cost production mix contributed to drive Segment Adjusted EBITDA Expense per ton down by 17.3% to $27.65 in the 2017 Period compared to $33.42 in the 2016 Period.

Depreciation, depletion and amortization decreased $20.2 million to $124.1 million in the 2017 Period, primarily as a result of the depletion of reserves at our Elk Creek mine in the first quarter of 2016, closure of the Pattiki mine in the fourth quarter of 2016 and volume reductions at our Dotiki and Warrior mines, partially offset by an increase in coal sales volumes at our Hamilton mine.

Equity in earnings of affiliates increased $6.7 million due to increased earnings from our investments in oil and gas mineral interests in the 2017  Period.  Comparative results between the 2017 and 2016 Periods were also impacted by the previously discussed $8.1 million debt extinguishment loss incurred to repay our Series B Senior Notes in May 2017.

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Regional Results and Analysis

			% Change
	2017 Second	2016 Second	Quarter /	2017 First	% Change
(in millions, except per ton data)	Quarter	Quarter	Quarter	Quarter	Sequential

Illinois Basin
Tons sold	6.098	5.509	10.7%	6.665	(8.5)%
Coal sales price per ton (1)	$39.92	$51.78	(22.9)%	$40.05	(0.3)%
Segment Adjusted EBITDA Expense per ton (2)	$24.65	$29.23	(15.7)%	$24.22	1.8%
Segment Adjusted EBITDA (2)	$93.3	$130.8	(28.7)%	$106.3	(12.2)%

Appalachia
Tons sold	2.368	2.455	(3.5)%	2.930	(19.2)%
Coal sales price per ton (1)	$56.42	$55.24	2.1%	$57.26	(1.5)%
Segment Adjusted EBITDA Expense per ton (2)	$35.31	$35.85	(1.5)%	$32.53	8.5%
Segment Adjusted EBITDA (2)	$50.7	$48.5	4.5%	$73.2	(30.7)%

Total (3)
Tons sold	8.466	7.964	6.3%	9.610	(11.9)%
Coal sales price per ton (1)	$45.15	$53.05	(14.9)%	$45.65	(1.1)%
Segment Adjusted EBITDA Expense per ton (2)	$28.15	$31.62	(11.0)%	$27.21	3.5%
Segment Adjusted EBITDA (2)	$156.0	$181.8	(14.2)%	$193.7	(19.5)%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Results presented for Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA for the 2016 Quarter have been recast to reflect a reclass of depreciation and depletion capitalized into coal inventory as adjustments to depreciation, depletion and amortization rather than operating expenses.

(3)	Total reflects consolidated results which include other and corporate and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Illinois Basin coal sales volumes increased 10.7% in the 2017 Quarter to 6.1 million tons, primarily due to higher coal sales volumes, particularly export volumes, from our Hamilton, Gibson South and River View mines.  These increased volumes were offset in part by the closure of the Pattiki mine in the fourth quarter of 2016 and reduced sales from our Dotiki and Warrior mines in the 2017 Quarter compared to the 2016 Quarter.  In Appalachia, coal sales volumes decreased 3.5% compared to the 2016 Quarter reflecting a longwall move and reduced recoveries at the Tunnel Ridge mine in the 2017 Quarter, partially offset by increased volumes from our MC Mining operation.  Compared to the Sequential Quarter, reduced shipments to certain customers due to force majeure events and deferrals as well as lower sales volumes into the export markets led coal sales volumes lower by 8.5% in the Illinois Basin and 19.2% in Appalachia.

ARLP ended the 2017 Quarter with total coal inventory of 2.6 million tons, a reduction of approximately 1.6 million tons compared to the end of the 2016 Quarter.  Coal inventory increased approximately 1.0 million tons compared to the Sequential Quarter, primarily due to the shipment deferrals mentioned above.

As anticipated, the expiration of higher-priced legacy contracts impacted ARLP’s coal sales price realizations which decreased 14.9% per ton sold in the 2017 Quarter compared to the 2016 Quarter, offset in part by higher price realizations in Appalachia due to sales from our Mettiki mine into the metallurgic coal export markets.  Sequentially, price realizations declined 1.5% in Appalachia due to reduced metallurgical export sales from Mettiki in the 2017 Quarter.

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Total Segment Adjusted EBITDA Expense per ton improved by 11.0% compared to the 2016 Quarter as a result of reduced expenses per ton in both the Illinois Basin and Appalachian regions.  Compared to the 2016 Quarter, both regions benefited from lower selling expenses and health related employee benefit expenses.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased by 15.7% compared to the 2016 Quarter primarily due to a significant increase of low-cost longwall production and improved recoveries at the Hamilton mine and increased production at our low-cost River View and Gibson South operations.  Segment Adjusted EBITDA Expense per ton in Appalachia decreased by 1.5% compared to the 2016 Quarter reflecting increased production and related improved recoveries at our MC Mining and Mettiki mines partially offset by reduced volumes and recoveries at our Tunnel Ridge mine.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton increased 1.8% in the Illinois Basin as a result of reduced volumes at our Gibson South mine and reduced sales volumes for low-cost production at our Hamilton mine and was 8.5% higher in Appalachia reflecting reduced volumes due to a longwall move and lower recoveries at the Tunnel Ridge mine during the 2017 Quarter.

Outlook

"ARLP’s Adjusted EBITDA and distributable cash flow performance for the 2017 Quarter was in line with our expectations, as our ongoing efforts to reduce expenses and minimize capital overcame the impact of force majeure events and shipment deferrals," said Mr. Craft.  "Looking forward to the second half of 2017, nearly all of our planned production is committed under contract.  Total tons produced and sold over the balance of the year will be influenced by the weather and opportunities to ship thermal coal into the international markets.  While slow to develop, summer weather has recently been positive for coal consumption in our markets."

Mr. Craft continued, "We expect our customers will make up recent deferred shipments over the next six to nine months.  Coal volumes and revenues are expected to be within our most recent guidance ranges for 2017.  Strong operating cost control and better than anticipated performance from recent investments are also expected to keep ARLP’s full-year guidance for net income, Adjusted EBITDA and distributable cash flow intact.  We continue to believe our sound strategy, low-cost operations and strong market presence will allow ARLP to take advantage of opportunities to increase sustainable cash flows and deliver long-term value to our unitholders."

During the 2017 Quarter, ARLP continued to strengthen its coal sales contract position by adding volume and price commitments for 8.2 million tons for deliveries from 2017 through 2020.  ARLP now has secured volume and price commitments for approximately 38.0 million tons in 2017 and 20.1 million tons, 11.0 million tons and 6.9 million tons in 2018, 2019 and 2020, respectively.

Based on results to date and expectations for the remainder of the year, ARLP is confirming its previous estimates for 2017 full-year results within the following ranges: coal production of 38.1 million to 39.1 million tons, coal sales volumes of 38.5 million to 39.5 million tons, revenues (excluding transportation revenues) of $1.78 billion to $1.82 billion, net income of $290.0 million to $330.0 million and Adjusted EBITDA of $605.0 million to $645.0 million.  (For a definition of Adjusted EBITDA and a related reconciliation to the most comparable GAAP financial measure, please see the end of this release.)

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In addition, ARLP is maintaining its previous 2017 guidance for capital expenditures in a range of $145.0 million to $165.0 million.  Total investments are now estimated in a range of $120.0 million and $130.0 million including the $100.0 million investment in Kodiak discussed above and $20.0 million to $30.0 million related to the acquisition of oil and gas mineral interests.

A conference call regarding ARLP’s 2017 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (888) 317-6016 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other International callers should dial (412) 317-6016 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10110611.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia as well as a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP also generates income from a variety of other sources, including investments in oil and gas royalties and midstream services.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts,

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including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; continuation or worsening of depressed oil and gas prices adversely affecting our investments in oil and gas mineral interests; our productivity levels and margins earned on our coal sales; the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission ("SEC"), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017 and ARLP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 8, 2017 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Tons Sold	8,466	7,964	18,076	15,420
Tons Produced	9,472	8,363	19,690	17,247

SALES AND OPERATING REVENUES:
Coal sales	$382,262	$422,469	$821,006	$823,761
Transportation revenues	7,328	5,482	16,924	12,040
Other sales and operating revenues	9,130	11,199	21,870	16,178
Total revenues	398,720	439,150	859,800	851,979

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	238,668	251,947	501,460	515,526
Transportation expenses	7,328	5,482	16,924	12,040
General and administrative	14,944	17,663	30,977	34,901
Depreciation, depletion and amortization	59,020	73,697	124,147	144,304
Total operating expenses	319,960	348,789	673,508	706,771

INCOME FROM OPERATIONS	78,760	90,361	186,292	145,208

Interest expense, net	(10,615)	(7,770)	(18,131)	(15,385)
Interest income	54	2	78	5
Equity in income (loss) of affiliates	2,916	(37)	6,616	(64)
Debt extinguishment loss	(8,148)	—	(8,148)	—
Other income	389	161	1,687	252
INCOME BEFORE INCOME TAXES	63,356	82,717	168,394	130,016

INCOME TAX EXPENSE (BENEFIT)	4	6	(8)	(3)

NET INCOME	63,352	82,711	168,402	130,019

LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(122)	2	(270)	4

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. ("NET INCOME OF ARLP")	$63,230	$82,713	$168,132	$130,023

GENERAL PARTNERS' INTEREST IN NET INCOME OF ARLP	$604	$20,430	$20,750	$40,152

LIMITED PARTNERS' INTEREST IN NET INCOME OF ARLP	$62,626	$62,283	$147,382	$89,871

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.82	$0.82	$1.93	$1.18

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.4375	$0.4375	$0.8750	$1.1125

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	74,597,036	74,375,025	74,550,426	74,333,070

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39,457	$39,782
Trade receivables	118,801	152,032
Other receivables	241	279
Due from affiliates	419	271
Inventories, net	115,017	61,051
Advance royalties, net	1,207	1,207
Prepaid expenses and other assets	15,465	22,050
Total current assets	290,607	276,672
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,926,175	2,920,988
Less accumulated depreciation, depletion and amortization	(1,400,169)	(1,335,145)
Total property, plant and equipment, net	1,526,006	1,585,843
OTHER ASSETS:
Advance royalties, net	40,737	29,372
Equity investments in affiliates	149,592	138,817
Goodwill	136,399	136,399
Other long-term assets	34,077	25,939
Total other assets	360,805	330,527
TOTAL ASSETS	$2,177,418	$2,193,042

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$68,770	$64,055
Due to affiliates	728	906
Accrued taxes other than income taxes	20,132	18,273
Accrued payroll and related expenses	37,405	41,576
Accrued interest	5,583	316
Workers' compensation and pneumoconiosis benefits	9,731	9,897
Current capital lease obligations	27,855	27,196
Other current liabilities	15,543	14,778
Current maturities, long-term debt, net	75,700	149,874
Total current liabilities	261,447	326,871
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	385,886	399,446
Pneumoconiosis benefits	63,662	62,822
Accrued pension benefit	40,607	42,070
Workers' compensation	52,416	40,400
Asset retirement obligations	124,970	125,266
Long-term capital lease obligations	71,510	85,540
Other liabilities	17,353	17,203
Total long-term liabilities	756,404	772,747
Total liabilities	1,017,851	1,099,618

PARTNERS' CAPITAL:
Alliance Resource Partners, L.P. ("ARLP") Partners' Capital:
Limited Partners - Common Unitholders 74,597,036 and 74,375,025 units outstanding, respectively	1,483,706	1,400,202
General Partners’ deficit	(291,838)	(273,788)
Accumulated other comprehensive loss	(38,035)	(38,540)
Total ARLP Partners' Capital	1,153,833	1,087,874
Noncontrolling interest	5,734	5,550
Total Partners' Capital	1,159,567	1,093,424
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,177,418	$2,193,042

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES	$294,478	$212,342

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(67,517)	(48,602)
Increase (decrease) in accounts payable and accrued liabilities	2,411	(10,894)
Proceeds from sale of property, plant and equipment	540	749
Contributions to equity investments in affiliates	(12,587)	(33,185)
Other	1,829	960
Net cash used in investing activities	(75,324)	(90,972)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	75,700	32,100
Payments under securitization facility	(100,000)	(27,700)
Payments on term loan	(50,000)	(56,250)
Borrowings under revolving credit facilities	40,000	140,000
Payments under revolving credit facilities	(295,000)	(75,000)
Borrowings under long-term debt	400,000	—
Payment on long-term debt	(145,000)	—
Proceeds on capital lease transactions	—	33,881
Payments on capital lease obligations	(13,389)	(9,660)
Payment of debt issuance costs	(15,033)	—
Payment for debt extinguishment	(8,148)	—
Contributions to consolidated company from affiliate noncontrolling interest	251	1,300
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,988)	(1,336)
Cash contributions by General Partners	905	47
Distributions paid to Partners	(106,440)	(141,811)
Other	(337)	—
Net cash used in financing activities	(219,479)	(104,429)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(325)	16,941

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	39,782	33,431

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$39,457	$50,372

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Reconciliation of GAAP "net income attributable to ARLP" and "net income" to non-GAAP "EBITDA,"  "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as debt extinguishment losses.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended		Six Months Ended		Three Months Ended	Year Ended
	June 30,		June 30,		March 31,	December 31,
	2017	2016	2017	2016	2017	2017E Midpoint

Net income attributable to ARLP	$63,230	$82,713	$168,132	$130,023	$104,902	$310,000
Net income (loss) attributable to noncontrolling interests	122	(2)	270	(4)	148	—
Net income	63,352	82,711	168,402	130,019	105,050	310,000
Depreciation, depletion and amortization (1)	59,020	73,697	124,147	144,304	65,127	275,000
Interest expense, net	10,727	7,814	18,300	15,653	7,573	40,000
Capitalized interest	(166)	(46)	(247)	(273)	(81)	—
Income tax expense (benefit)	4	6	(8)	(3)	(12)	—
EBITDA	132,937	164,182	310,594	289,700	177,657	625,000
Debt extinguishment loss	8,148	—	8,148	—	—	—
Adjusted EBITDA	141,085	164,182	318,742	289,700	177,657	625,000
Interest expense, net	(10,727)	(7,814)	(18,300)	(15,653)	(7,573)	(40,000)
Income tax (expense) benefit	(4)	(6)	8	3	12	—
Estimated maintenance capital expenditures (2)	(40,256)	(39,724)	(83,683)	(81,923)	(43,427)	(164,050)
Distributable Cash Flow	$90,098	$116,638	$216,767	$192,127	$126,669	$420,950
Distributions paid to partners (3)	$53,216	$53,062	$106,440	$141,811	$53,224	$237,060
Distribution Coverage Ratio	1.69	2.20	2.04	1.35	2.38	1.78

(1)

Depreciation, depletion and amortization for the 2016 Quarter and 2016 Period have been recast to reflect a reclass of the amount capitalized into coal inventory previously reflected as an adjustment to operating expense.

(2)

Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2017 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.25 per produced ton compared to the estimated $4.75 per produced ton in 2016.  Reflecting the anticipated utilization of used equipment previously acquired from third parties and redeployment of used equipment from our idled operations to other ARLP mines, we are currently estimating actual maintenance capital expenditures in 2017 of $3.80 per ton produced.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

(3)

Distributions paid to partners at the midpoint of our current 2017 guidance reflects actual distribution payments through June 30, 2017 and estimated payment for the remainder of the year based on the $0.50 distribution per unit declared for the 2017 Quarter.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense per ton" and Reconciliation of non-GAAP "EBITDA" to "Segment Adjusted EBITDA" and "Segment Adjusted EBITDA per ton" (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from

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Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2017	2016	2017	2016	2017

Operating expense (1)	$238,668	$251,947	$501,460	$515,526	$262,792
Other income	(389)	(161)	(1,687)	(252)	(1,298)
Segment Adjusted EBITDA Expense	$238,279	$251,786	$499,773	$515,274	$261,494
Divided by tons sold	8,466	7,964	18,076	15,420	9,610
Segment Adjusted EBITDA Expense per ton	$28.15	$31.62	$27.65	$33.42	$27.21

(1)

Operating expenses for the 2016 Quarter and 2016 Period have been recast to reflect a reclass of depreciation and depletion capitalized into inventory previously included as an adjustment to operating expense now being reflected as an adjustment to depreciation, depletion and amortization.

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and debt extinguishment loss divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from Adjusted EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2017	2016	2017	2016	2017

Adjusted EBITDA (See reconciliation to GAAP above)	$141,085	$164,182	$318,742	$289,700	$177,657
General and administrative	14,944	17,663	30,977	34,901	16,033
Segment Adjusted EBITDA	$156,029	$181,845	$349,719	$324,601	$193,690
Divided by tons sold	8,466	7,964	18,076	15,420	9,610
Segment Adjusted EBITDA per ton	$18.43	$22.83	$19.35	$21.05	$20.16

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